AUGUST 11

LONE STAR GOLD INC. ACQUIRES MEXICO-BASED LA CANDELARIA GOLD-SILVER PROJECT

ALBUQUERQUE, NEW MEXICO, 11 August, 2011 -- Lone Star Gold Inc. (OTC Bulletin Board: LSTG.OB; "Lone Star" or "the Company") is pleased to announce it has signed a definitive agreement in a J.V. option to purchase a 70% Working Interest in the ~1,976-acre (~800-hectare) La Candelaria gold- silver project property with Metales HBG Sa. de C.v. By forming a strategic alliance with Metales, as well as the Bustillos-Gonzalez family, Lone Star is able to effectively advance toward its goal of production in the Sierra Madre Occidental (SMO) gold and silver belt. The Bustillos-Gonzalez family has a long mining history in the region, dating back to the Spanish occupation of Mexico in the early 1600's, and has operated multiple wildcat mines over generations throughout the SMO.

The Company has agreed to a $250,000USD cash payment; 300,000 Company shares; and a work commitment of $450,000 over the first three years. The agreement also includes an NSR of 2%, of which 1% can be purchased for $1,000,000 at any time.

The La Candelaria property is located 25 miles (40 km) southeast of Batopilas in Chihuahua State, Mexico, and roughly 125 miles (200 km) southwest of the state's capital city. The property is accessed via established roadways, and the nearby town of Tonachi includes an airstrip and telecommunication services.

In the summer of 2009, Luis Olvera, Engineering Geologist, and his team conducted a geological study on the La Candelaria property that found gold samples grading as high as 0.35 grams/ton (g/t), and silver samples grading as high as 89 g/t. In his October 2009 report, Mr. Olvera estimated La Candelaria's potential reserves as 10,312,898 ounces gold at an average grade of 0.20 g/t, and 215,697,280 ounces silver at an average grade of 40 g/t. The report also stated evidence of a potential collapsed caldera structure and the possibility of a re-insurgence and secondary caldera structure that caused the hydro- thermal mineralization along the major N.W. and S.E. fault line on the property.

Over the last few weeks, Lone Star has conducted its own study of the property as due diligence toward verifying the findings of the initial report. The Company also currently has a team of geologists on the La Candelaria property conducting additional geo-chemical rock-chip samples; an electro-magnetic geo- physical study; and a stream sediment study of the surrounding drainage areas. Further mapping and a channel/trenching program will be conducted over the following weeks.

Once all of the new data has been analyzed, the Lone Star team will map a 10-hole diamond core drill program scheduled for early fall 2011. All samples will be transported to the Company's Chihuahua satellite office then shipped to the head office of ALS Chemex in Vancouver, Canada, for full spectral analysis.

"Our goal is to bring the Company into production in the near term and separate us from the scads of exploration companies in the area," commented Daniel Ferris, Lone Star's Company President. "To do so, we'll simply utilize the knowledge and experience of our partners in conjunction with that of our own internal team. And since it's well documented that only 10% to 15% of the calderas in this area of the Sierra Madres have been located and defined, we're excited by the significant upside potential when it comes to resource discoveries to be made."

Lone Star's short-term mandate is to rapidly become a mid-tier producer in Mexico, while its long-term strategy is to have multiple operating gold and silver mines in North America. As such, the Company is also currently in negotiations on a number of potential targets. While no further agreements have been reached with any of these projects at this time, the Company will remain confidential in its dealings in order to maintain its competitive position. Further news will be made when appropriate.

ADDITIONAL INFORMATION
To learn more about the La Candelaria project, the Company, and regular news updates, visit Lone Star Gold’s official website: http://www.lonestargold.com.

ABOUT LONE STAR: Lone Star Gold Inc. is a publicly traded (OTCBB: LSTG.OB) gold exploration and development company based in Albuquerque, New Mexico. The Company's aggressive acquisition and exploration approach is strategically focused on proven, stable precious metal regions in America and Mexico. Lone Star's La Candelaria gold-silver project comprises ~1,976 acres (~800 hectares) of mining concessions located roughly 125 miles (200 km) southwest of the capital city of Chihuahua State, Mexico. Geological characteristics in the surrounding area indicate potential for gold and silver mining. In 2009, a geological survey and report* on the property found gold samples grading as high as 0.35 grams/ton (g/t), and silver samples grading as high as 89 g/t. The report estimated La Candelaria's potential reserves as 10,312,898 ounces gold at an average grade of 0.20 g/t, and 215,697,280 ounces silver at an average grade of 40 g/t. Based on the 2009 report's reserve estimates, the La Candelaria project represents a combined potential valuation of ~$22.68B.** The property is accessed via established roadways, and the nearby town of Tonachi includes an airstrip and telecommunication services.

ON BEHALF OF THE BOARD OF DIRECTORS,

Lone Star Gold Inc. Daniel Ferris, Company President

Contact:
Lone Star Gold Inc. 6565 Americas Parkway NE, Ste 200 Albuquerque, New Mexico 87110 USA

INVESTOR RELATIONS
Toll Free: 1-800-986-9358 E-mail: ir@lonestargold.com Web: www.lonestargold.com

OTCBB: LSTG.OB

This press release contains statements that are forward-looking and which involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in question are based on Lone Star Gold Inc.'s current expectations and projections about future events, based on information currently available. The forward- looking statements found in this press release may also include statements relating to Lone Star Gold Inc.'s anticipated financial performance, business prospects, new developments, strategies, and similar matters. Lone Star Gold Inc. disclaims any obligation to update any of its forward-looking statements, except as may be required by law.

*	Geological Survey of La Candelaria Property. Luis E. Olvera Rosas, Oct. 2009
**	Valuation = 10,312,898 oz gold x $1496.90/oz + 215,697,280 oz silver x $33.58/oz (closing NY prices, June 27/11)